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                                                                    EXHIBIT 99.1


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 100,000,000 Common Shares and 10,000,000 Class C Preferred Shares. American Stock Transfer & Trust Company, New York, New York, serves as the transfer agent and registrar for the Common Shares. As of September 20, 2000, there were 22,942,663 Common Shares of the Company, and no shares of preferred stock, issued and outstanding.

         Each outstanding share of the Company's capital stock is fully paid and nonassessable.

CLASS C PREFERRED SHARES

         The Board of Directors has authority to issue the Class C Preferred Shares in one or more series and to fix their terms. The Class C Preferred Shares rank senior to the Common Shares in liquidation and in respect of dividends.

COMMON SHARES

         DIVIDENDS. Holders of the Common Shares are entitled to dividends when declared by the Board out of legally available funds. Payment of dividends is subject to the rights of the holders of shares ranking above Common Shares as to distributions and limitations on the payment of dividends contained in certain of the Company's outstanding debt instruments.

         LIQUIDATION RIGHTS. On liquidation of the Company, the net assets of the Company will be distributed pro rata to the holders of Common Shares (after payment is made on any outstanding Preferred Shares, if any, of the stated liquidation preference together with all cumulative dividends for the current and all prior quarterly periods).

         VOTING RIGHTS. Each Common Share is entitled to one vote for all purposes, except as otherwise provided by law or as expressly provided in the Certificate of Incorporation.